Exhibit 99.1

Fifth Street Finance Corp. Announces Agreement with RiverNorth Capital Management

FSC Plans to Repurchase at Least $50 Million of Common Stock by the End of 2016

GREENWICH, CT, February 19, 2016 -- Fifth Street Finance Corp. (NASDAQ: FSC) (“FSC” or the “Company”) today announced that it has entered into an agreement with RiverNorth Capital Management, LLC (“RiverNorth”), which, including its director nominees, is the beneficial owner of approximately 8.7% of FSC’s common stock. Under the terms of the agreement, RiverNorth will not contest FSC’s slate of director nominees at the 2016 Annual Meeting of Stockholders. Additionally, RiverNorth has agreed to withdraw its binding proposal to terminate FSC’s Investment Advisory Agreement with Fifth Street Management LLC, which is partially and indirectly owned by Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”).

“We are pleased that this matter has been resolved in a manner that serves the best interests of all FSC stockholders and avoids a costly and time-consuming proxy contest,” said Todd G. Owens, Chief Executive Officer of FSC, adding, “We continue to appreciate the input of our stockholders and plan to repurchase at least $50 million of FSC common stock during 2016. The buyback, coupled with our previously announced reduction in the base management fee, are important steps to enhance value for all stockholders.”

As part of FSC’s previously announced $100 million stock repurchase authorization, FSC today announced plans to repurchase $25 million of its common stock beginning as soon as practicable, and plans to repurchase an additional $25 million of its common stock, for a total of at least $50 million, by the end of calendar 2016.

“We are pleased to have constructively engaged with the Board and management team at FSC to reach this agreement,” said Patrick Galley, Chief Investment Officer of RiverNorth, adding, “We are encouraged by the steps the Company has taken to improve its fee structure as well as its commitment to execute against its share repurchase program. We view these shareholder-friendly actions as positive developments for all FSC stockholders.”

In a separate agreement also announced today, RiverNorth, including its director nominees, will sell its holdings of FSC common stock to a combination of an affiliate of FSAM and FSAM’s Chairman and Chief Executive Officer, Leonard M. Tannenbaum. In addition, an affiliate of FSAM has agreed to settle the FSC common stock swap arrangements held by RiverNorth. Further, RiverNorth has agreed to abide by certain standstill provisions through FSC’s 2017 Annual Meeting of Stockholders.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles. With a track record of over 17 years, Fifth Street’s platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2015 ACG New York Champion’s Award for “Lender Firm of the Year,” and other previously received accolades include the ACG New York Champion's Award for “Senior Lender Firm of the Year,” “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSC’s website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements with regard to the future performance of FSC and actions by FSC and third parties.  Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” “intends,” “plans,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in FSC’s filings with the Securities and Exchange Commission (“SEC”). FSC common stock repurchases are planned to be made during calendar 2016 through open market, privately negotiated transactions or otherwise at times, and in such aggregate amounts, as FSC management deems appropriate, subject to various factors, including company performance, capital availability, liquidity, general economic and market conditions, regulatory requirements and other considerations, as determined by FSC management from time to time. FSC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Participants in the Solicitation

FSC, its directors and certain of its executive officers and employees, and the executive officers and employees of each of Fifth Street Management LLC and FSAM that provide services to FSC and its subsidiaries pursuant to the Amended and Restated Investment Advisory Agreement, may be deemed to be participants in the solicitation of proxies from stockholders in connection with FSC’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

Additional Information and Where to Find It

FSC plans to file a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). Additional information regarding the identity of these potential participants, none of whom owns in excess of 2% of the shares of FSC common stock (other than Leonard M. Tannenbaum, the Chairman and Chief Executive Officer of FSAM, who (i) beneficially owns approximately 8.5% of the shares of FSC common stock and (ii) has an obligation to purchase, together with an affiliate of FSAM, an additional approximately 6.1% of the shares of FSC common stock currently beneficially owned by RiverNorth Capital Management, LLC and certain of its investment funds and its former director nominees, in each case, based upon 150,262,924 shares of FSC common stock outstanding, as of February 8, 2016, the total number of shares of FSC common stock outstanding as reported in FSC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2015), and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. This information can also be found in (i) FSC’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “2015 Proxy Statement”), filed with the SEC on February 5, 2015, (ii) FSC’s Annual Report on Form 10-K for the year ended September 30, 2015, filed with the SEC on December 1, 2015 (the “Form 10-K”), (iii) FSAM’s definitive proxy statement for its 2015 Annual Meeting of Stockholders (the “FSAM 2015 Proxy Statement”), filed with the SEC on April 21, 2015, and (iv) FSAM’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 30, 2015 (the “FSAM Form 10-K”). To the extent holdings by these potential participants of the shares of FSC common stock have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE 2015 PROXY STATEMENT, THE FORM 10-K, THE FSAM 2015 PROXY STATEMENT, THE FSAM FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT FSC OR FSAM HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement (when available), the 2015 Proxy Statement, the Form 10-K and any other documents filed or to be filed by FSC with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov) or at FSC’s website (http://www.fsc.fifthstreetfinance.com) or by writing to FSC’s Secretary at 777 West Putnam Avenue, 3rd Floor, Greenwich, Connecticut 06830. No information contained on any website referenced in this press release is incorporated by reference herein.

CONTACT:

Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449